EXHIBIT 99.1

FOR IMMEDIATE RELEASE
May 14, 2004

For More Information, Contact:
Willard “Chuck” Lewis
Chief Operating Officer
(404) 653-2815

Citizens Bancshares Corporation Announces First Quarter Earnings for 2004

ATLANTA, May 14, 2004 /PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its first quarter earnings of $0.32 per diluted share in the first quarter 2004, up from $0.29 per diluted share from the same period of the previous year.  First quarter net income increased by 10 percent to $662,000 compared to $604,000 a year earlier.   Total first quarter 2004 revenues increased $634,000 or 11 percent compared to the first quarter of 2003.  The increase in net income was due to the Company’s net interest margin improving by 24 percent.  The increase in the net interest margin is attributed to a 13 percent increase in total interest income and a 17 percentage decrease in total interest expense for the period ended March 31, 2004, compared to the same period in 2003.

The increase in total interest income is attributed to a $5.8 million increase in average gross loans outstanding during the three month period ended March 31, 2004 to $213,890,000 compared to $208,053,000 during the three month period ended March 31, 2003.  The Company funded its loan growth primarily by redeploying excess cash balances in federal funds sold and certificates of deposits held as investments.  Total interest expense decreased mainly due to a $17,194,000 reduction in average interest bearing deposits and an $8,180,000 reduction in average advances from Federal Home Loan Bank.  The reduction in interest bearing deposits is attributable to the Company not renewing maturing time deposits at rates above current market rates to lower the Company’s cost of funds.

The Company recorded provisions for loan losses for the three months ended March 31, 2004 in the amount of $300,000 compared to $215,000 for the same period last year.  At March 31, 2004, the Company considered its allowance for loan losses to be adequate.

Citizens Trust Bank has been a partner in the Atlanta community since 1921. The goal from its inception was to promote financial stability and business development, to stress the principle of thrift and to make home ownership possible for more people. The bank currently operates in four separate markets in Georgia and Alabama.  With nearly $350 million in assets, the 82-year-old bank maintains its position among the top 3 African American commercial banks nationwide. Through its parent company, Citizens Bancshares Corporation (OTC Bulletin Board: CZBS), CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS. Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE: Citizens Bancshares Corporation